EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of May 19, 2009 (“Effective Date”) by and between LiveDeal, Inc., a Nevada corporation (the “Company”) and Richard F. Sommer (“Executive”).

In consideration of the mutual promises, covenants and agreements herein contained, intending to be legally bound, the parties agree as follows:

1.           Employment.  The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of the Agreement, as an employee of the Company in the position of President and Chief Executive Officer.  Executive will perform all services and acts reasonably necessary to fulfill the duties and responsibilities of his positions and will render such services on the terms set forth herein and will report to the Chairman of the Board of Directors of the Company (the “Chairman”) and the Company’s Board of directors (the “Board”).  Executive will have such other executive and managerial powers and duties with respect to the Company as may reasonably be assigned to him by the Chairman and the Board, to the extent consistent with his positions and status as set forth above.  Executive agrees to faithfully perform the lawful duties assigned to him pursuant to this Agreement to the best of his abilities and to devote all of his business time and attention to the Company’s business and not to any other business.  Notwithstanding the foregoing, Executive may (a) serve on civic or charitable or not-for-profit industry related organizations, (b) engage in charitable, civic, educational, professional community and/or industry activities without remuneration therefor and (c) manage personal and family investments, so long as such activities do not interfere with the performance of Executive’s duties under this Agreement.  Executive also may serve on the board of directors or advisory committee of other for-profit enterprises subject to the consent of the Chairman and the Board, which shall not unreasonably be withheld; provided, however that Executive shall not serve on more than three such boards of directors (including the Company’s) at the same time.

2.           Term.  This Agreement is for a three-year period (the “Term”) commencing on the Effective Date hereof and terminating on the third anniversary of the Effective Date, or upon the date of termination of employment pursuant to Section 8 of this Agreement; provided, however, that the Term may be extended as mutually agreed to by the parties.

3.           Place of Performance.  Executive may perform his duties and conduct his business on behalf of the Company at remote locations of his choosing by telecommuting; provided that such practice shall not substantially interfere with the performance of Executive’s duties hereunder and provided, further that at least 50% of his time in performing his duties is spent physically in the Company’s offices in either Santa Clara, CA or Las Vegas, NV.

4.           Compensation.

(a)           Salary.  Executive shall be paid a salary at the annual rate of $300,000 (the “Salary”), payable in accordance with the Company’s regular payroll practices, subject to all applicable withholdings, including taxes.

(b)           Performance Bonuses.  Executive will be entitled to receive up to $100,000 per year of a performance bonus in the event the Company reaches certain performance measures established by the Compensation Committee of the Board or the entire Board.  All bonuses payable under this Section 4(b) will be subject to all applicable withholdings, including taxes.

(c)           Success Fee.  In the event of the (i) sale of the Company (by merger, consolidation, sale of all or substantially all of its assets, sale of control or other means) in a single transaction or series of related transactions or (ii) disposition of assets, in each case that results in either proceeds received by the Company’s shareholders or a subsequent distribution of proceeds to the Company’s shareholders in excess of $9,000,000 beginning from the date of this Agreement (including pursuant to a dividend of any cash held by the Company as of the date of this Agreement), the Company agrees to pay you a fee in cash (“Success Fee”) equal to 2% of the amount received directly by the Company’s shareholders in excess of the $9,000,000 if you have performed the services required of you to the reasonable satisfaction of the Company as determined by the Board of Directors of the Company.   If earned, you will receive the Success Fee at the time the shareholders receive the qualifying proceeds or distribution.

You agree to advise, assist and represent the Company in connection with any disposition of assets or sale of the Company, including but not limited to (i) identifying, introducing and consulting as to strategy for initiating discussions with, potential purchasers, (ii) assisting in structuring the transaction, (iii) participating actively in any negotiation of the terms and conditions of the transaction, (iv) assisting in the preparation of definitive documentation, and (v) assisting the Company to close the transaction, in each case to the extent requested and in the manner directed by the Company’s Board of Directors.

The Company, through its Board of Directors, reserves total and unrestricted control of any such transaction, disposition or distribution including, without limitation, the right not to enter into or consummate any such transaction, disposition or distribution (irrespective of the reason therefor), to determine the value or price and other terms and the value of any non−cash consideration. Your entitlement to the Success Fee is dependent on the actual closing or consummation of the transactions and actual distribution or realization or proceeds to or by the Company’s shareholders without regard to the reason for a failure or inability to do so.

5.           Business Expenses.  During the Term, the Company will reimburse Executive for all reasonable business expenses incurred by him in connection with his employment and the performance of his duties as provided hereunder, upon submission by the Executive of receipts and other documentation in conformance with the Company’s normal procedures for executives of Executive’s position and status.

6.           Vacation, Holidays and Sick Leave. During the Term, Executive will be entitled to four weeks of paid vacation per year, paid holidays and paid sick leave, all in accordance with the Company’s standard policies for its officers, as may be amended from time to time.

7.           Benefits.  During the Term, Executive will be eligible to participate fully in all health and benefit plans available to senior officers of the Company generally, as the same may be amended from time to time by the Board.

8.           Termination of Employment.

(a)           Notwithstanding any provision of this Agreement to the contrary, the employment of Executive hereunder will terminate on the first to occur of the following dates:

(i)           the date of Executive’s death;

(ii)          in the event that Executive has experienced a Disability (as defined below), the date on which  the Company gives Executive notice of termination on account of Disability;

(iii)         in the event that  Executive has engaged in conduct that constitutes Cause (as defined below), the date on which  the Company gives notice of termination for Cause;

(iv)        expiration of the Term; or

(v)         the date on which the Company gives Executive notice of termination for any reason other than the reasons set forth in Sections 8(a)(i) through (iv) above.

(b)          For purposes of this Agreement, “Disability” will mean an illness, injury or other incapacitating condition as a result of which Executive is unable to perform, with reasonable accommodation, the services required to be performed under this Agreement for 10 consecutive days during the Term.  Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time.  Any determination as to the existence of a Disability will be made by a physician mutually selected by the Company and Executive.

(c)          For purposes of this Agreement, “Cause” will mean the occurrence of any of the following events, as reasonably determined by the Board:

(i)           Executive’s willful and continued refusal to substantially perform his duties hereunder;

(ii)          Executive’s conviction of a felony, or his guilty plea to or entry of a nolo contendere plea to a felony charge; or

(iii)         Executive’s breach of any material term of this Agreement or the Company’s written policies and procedures, as in effect from time to time.

9.           Compensation in Event of Termination.  Upon termination of this Agreement and Executive’s employment, the Company will have no further obligation to Executive except to pay the amounts set forth in this Section 9.

(a)           In the event Executive’s employment is terminated pursuant to Section 8(a)(i), (ii), (iii) or (iv) on or before the expiration of the Term, Executive will be entitled to payment of any earned but unpaid Salary through the date of termination.  Any bonuses, fees or payments due to Executive under Section 4(b) above shall be paid to Executive as set forth therein.

(b)           In the event Executive’s employment is terminated pursuant to Section 8(a)(v) on or before the expiration of the Term, and provided that Executive (i) formally resigns in writing from the Board and as an officer and director of any subsidiary of the Company, and (ii) executes a valid release of any and all claims that Executive may have relating to his employment against the Company and its agents, including, but not limited to, its officers, directors and employees, in a form provided by the Company and that contains a 12-month non-solicitation clause, Executive will be entitled to continue receiving Salary for a period of three months, subject to all applicable withholdings and taxes.  Any bonuses, fees or payments due to Executive under Section 4(b) above shall be paid to Executive as set forth therein.  Notwithstanding the foregoing, upon termination of Executive for any reason or upon resignation by Executive and unless waived in writing by the Chairman, Executive hereby agrees and will be deemed to have immediately resigned as a member of the Board and as a director and officer of any subsidiary of the Company.

10.         Confidentiality.  Executive covenants and agrees that he will not at any time during or after the end of the Term, without written consent of the Company or as may be required by law or valid legal process, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors, attorneys, accountants and employees of the Company or its Affiliates (as defined below), Confidential Information (as hereinafter defined) of the Company.  As used herein, “Confidential Information” of the Company means information about the Company of any kind, nature or description, including but not limited to, any proprietary information, trade secrets, data, formulae, supplier, client and customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings and financial information and plans as well as papers, resumes and records (including computer records) that are disclosed to or otherwise known to Executive as a direct or indirect consequence of Executive’s employment with the Company, which information is not generally known to the public or in the businesses in which the Company is engaged.  Confidential Information also includes any information furnished to the Company by a third party with restrictions on its use or further disclosure.

11.         Non-Disparagement.  During and after the Term, each of Executive and the Company covenants and agrees that he/it will not make disparaging or derogatory comments about the other party, or any of its or its Affiliate’s respective directors, officers, employees, suppliers, customers, distributors, sales representatives, licensees, business, operations, products or services.

12.         Dispute Resolution.  Except for an action exclusively seeking injunctive relief, any disagreement, claim or controversy arising under or in connection with this Agreement, including Executive’s employment or termination of employment with the Company will be resolved exclusively by arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Rules”), provided that, the arbitrator will allow for such discovery as would otherwise be allowed under the California Code of Civil Procedure, including access to essential documents and witnesses; provided further, that the Rules will be modified by the arbitrator to the extent necessary to be consistent with applicable law.  The arbitration will take place in San Francisco, CA.  The award of the arbitrator with respect to such disagreement, claim or controversy will be in writing with sufficient explanation to allow for such meaningful judicial review as permitted by law, and that such decision will be enforceable in any court of competent jurisdiction and will be binding on the parties hereto.  The remedies available in arbitration will be identical to those allowed at law.  The arbitrator will be entitled to award reasonable attorneys’ fees to the prevailing party in any arbitration or judicial action under this Agreement, consistent with applicable law.  The Company and Executive each will pay its or his own attorneys’ fees and costs in any such arbitration, provided that, the Company will pay for any costs, including the arbitrator’s fee, that Executive would not have otherwise incurred if the dispute were adjudicated in a court of law, rather than through arbitration.

13.         Binding Agreement.

(a)           This Agreement is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, encumbered or hypothecated by him, provided that all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by Executive’s personal or legal representatives, executors, heirs, administrators, successors, distributors, devisees and legatees.

(b)           In addition to any obligations imposed by law, any successor to Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Company, is bound by this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

14.         Enforceability.  Executive represents and warrants to and covenants with the Company as follows:

(a)           Executive acknowledges and agrees to the adequacy and receipt of the Salary and other benefits provided to Executive under this Agreement for each of the covenants set forth in this Agreement, and that the Company regards Executive’s commitment to abide by such covenants as an essential condition to the Company’s agreement to enter into this Agreement and to pay Executive such benefits.

(b)          Executive acknowledges and agrees that the covenants set forth in this Agreement are reasonably necessary for the protection of the interests of the Company, are reasonable as to duration, scope and territory, and are not unreasonably restrictive of Executive.

(c)           The Company’s remedy at law for breach of any of the covenants set forth in this Agreement will be inadequate.  In addition to any other rights or remedies that the Company may have, Employer shall be entitled to injunctive relief, without posting bond.

15.         Return of Company Property.  Executive agrees that following the termination of his employment for any reason, he will promptly return all property of the Company, its Affiliates and any divisions thereof he may have managed that is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing, as well as any materials or equipment supplied by the Company to Executive.

16.         Entire Agreement.  This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or written, previously entered into by them with respect thereto.  Executive represents that, in executing this Agreement, he does not rely, and has not relied, on any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement otherwise.

17.         Amendment or Modification, Waiver.  No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company.  The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

18.         Notices.  Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or fax or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Executive at:

Richard Sommer
______________________
______________________
Phone: (___) ___-________

To the Company at:

LiveDeal, Inc.
2490 E. Sunset Rd., #100
Las Vegas, NV 89120
Phone: (702) 939-0230
Fax: (702) 939-0246
Attention: CFO

With a copy (which shall not constitute notice hereunder) to:

Daniel M. Mahoney, Esq.
Snell & Wilmer L.L.P.
One Arizona Center
400 East Van Buren St., 10th Floor
Phoenix, Arizona 85004
Phone: (602) 382-6206
Fax: (602) 382-6070

Any notice delivered personally or by courier under this Section will be deemed given on the date delivered.  Any notice sent by fax or registered or certified mail, postage prepaid, return receipt requested, will be deemed given on the date faxed or mailed.  Each party may change the address to which notices are to be sent by giving notice of such change in conformity with the provisions of this Section.

19.         Severability.  In the event that any one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement will not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement will be held to be excessively broad as to duration, activity or subject, such provisions will be constructed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

20.         Survivorship.  The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

21.         Each Party the Drafter.  This Agreement and the provisions contained in it will not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

22.         Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of laws principles.

23.         Headings.  All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

24.         Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LIVEDEAL, INC., a Nevada corporation	EXECUTIVE

By: Rajesh Navar	Richard F. Sommer
Its: Chairman of the Board

[RICHARD SOMMER EMPLOYMENT AGREEMENT]